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[INTEGRATED BIOPHARMA LOGO]
                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                Contact:  Lance Baller
---------------------                Vice President of Corporate
June 30, 2003                        Development & Communications
                                     Integrated BioPharma, Inc.
                                     (303) 470-0055

         INTEGRATED BIOPHARMA COMPLETES $9.5 MILLION PRIVATE PLACEMENT

Hillside, NJ. June 30, 2003 -- Integrated BioPharma, Inc. (Amex: INB), a leading biopharmaceutical company, today announced that it has raised $9.5 million in net proceeds from the sale of approximately 9,500 shares of newly issued INB Series A Convertible Preferred Stock in a private placement at a price of $1000 per share. The Series A Convertible Preferred Stock, initially convertible at $8 thru June 30, 2004, at $12 thru June 30, 2005 and at $16 thru June 30, 2006 into shares of the Company's Common Stock. The holders of the Series A Preferred on each anniversary of the initial closing shall be entitled to receive cumulative dividends and in preference to any dividend on the Common Stock, at the rate of 4% of the Original Purchase Price per annum, Dividend shall be payable in cash or in kind at the option of the Company. The dividend
shall only be payable for fiscal years ending June 30, 2004, 2005 and 2006.   In
addition, the company issued warrants to purchase an additional 175,000 shares of common stock at an exercise price of $5.40 per share to the investors. The company retained no placement agents for this financing.

The Company expects to use the proceeds from the offering for general corporate purposes, including working capital and potential acquisitions of products or companies and licensing arrangements.

"This equity financing places Integrated BioPharma in an even stronger position to pursue growth opportunities afforded by the company's strong product development and distribution channels," said E. Gerald Kay, the company's chief executive officer.

The Series A Convertible Preferred Stock and the Common Stock issuable upon conversion of the Series A Convertible Preferred Stock have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and any state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.
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                                                                    Exhibit 99.1


About Integrated BioPharma

Integrated BioPharma, Inc. is a well-established biopharma company serving the varied needs of the nutraceutical, biotechnology and pharmaceutical industries. Through a number of wholly owned subsidiaries INB develops, manufactures and distributes, worldwide over 130 products. The Company has recently upgraded and expanded its manufacturing facilities to further increase production capacity.
A leader for many years in providing nutritional supplement products and services, the Company's recent acquisitions propel it into the rapidly growing field of genetically engineered human therapeutics. These acquired companies already have significant competitive presence in the high growth industry of development and commercialization of naturally occurring chemotherapeutic anti-cancer agents. Our lead natural product pharmaceutical will be API paclitaxel, a chemotherapeutic drug used in the treatment of breast, ovarian and other cancers. Integrated BioPharma's solid business base, long standing industry reputation and experienced management team ensure rapid and significant growth in the coming years. Integrated BioPharma currently consists of eight operating units with significant competitive advantages derived from shared resources, synergies and economies of scale. Further information is available at www.iBioPharma.com.
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     Statements included in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties such as competitive factors, technological development, market demand, and the company's ability to obtain new contracts and accurately estimate net revenues due to variability in size, scope and duration of projects, and internal issues in the sponsoring client. Further information on potential factors that could affect the company's financial results can be found in the company's Reports filed with the Securities and Exchange Commission.